Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Omnibus Incentive Plan of Leslie’s, Inc. of our report dated August 26, 2020 (except for the third paragraph of Note 2, as to which the date is October 24, 2020), with respect to the consolidated financial statements of Leslie’s, Inc. included in the Registration Statement (Form S-1 No. 333-249372) and related Prospectus of Leslie’s, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

November 2, 2020